Exhibit 99.1
WINLAND ELECTRONICS, INC. ELECTS TOM BRADY
TO BOARD OF DIRECTORS

CONTACT:	Tom de Petra	Brett Maas or Cameron Donahue
	Chairman of the Board	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com
MANKATO, Minn. /January 2, 2008 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that Thomas J. Brady has been elected to the Company’s board of directors, effective immediately. He will also serve on the Audit and Nominating/Governance committees. This brings the total number of Winland board members to five.
Mr. Brady is a proven financial executive with more than 20 years experience as a chief financial officer and auditor. He is currently the Chief Financial Officer of Digineer, Inc., a growing IT consulting firm based in suburban Minneapolis, which he joined in October 2006. At Digineer, he is responsible for all aspects of internal and external financial reporting, as well as information technology, legal, operations and general administration. Previously, Mr. Brady spent 19 years with KPMG LLP, most recently as Audit Partner, where he was responsible for corporate audits in a wide range of companies and industries with revenues ranging from under $10 million to over $1 billion.
Tom de Petra, Winland’s Interim Chief Executive Officer, commented, “We welcome Tom to the Winland board. His business and financial management skills, and significant experience in the technology and manufacturing sectors, will prove a valuable resource for our board and management team as we continue to execute our business plans.”
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.